Exhibit 99.1

Newell Brands Announces Expiration and Final Results of the Exchange Offers and Consent Solicitations for Certain Jarden Notes

Apr 18, 2016

ATLANTA—(BUSINESSS WIRE)—Newell Brands Inc. (NYSE:NWL) today announced the expiration and final results of its previously announced offers to exchange (the “Exchange Offers”) all validly tendered and accepted notes of each series of notes listed in the table below (collectively, the “Existing Jarden Notes”), previously issued by Jarden Corporation (“Jarden”), for new notes to be issued by Newell Brands (collectively, the “New Newell Brands Notes”), and the related solicitation of consents (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) to amend the indentures governing the Existing Jarden Notes.

As of 11:59 p.m., New York City time, on April 15, 2016 (the “Expiration Date”), the aggregate principal amounts listed in the table below of each series of Existing Jarden Notes had been validly tendered and not validly withdrawn in connection with the Exchange Offers and Consent Solicitations. The final settlement of the Exchange Offers and Consent Solicitations is expected to take place on or about April 20, 2016.

Series of Existing Jarden Notes to be Exchanged	CUSIP No. (144A/Reg S)	ISIN No. (144A/Reg S)	Tenders and Consents Received	Percentage of Total Outstanding Principal Amount of Existing Jarden Notes
3 3/4% Senior Notes due October 1, 2021	—	XS1084944500/ XS1084944096	€ 271,875,000	90.63%

5% Senior Notes due November 15, 2023	471109AN8/ U47121AC9	US471109AN89/ USU47121AC95	$ 295,122,000	98.37%

The Exchange Offers and Consent Solicitations were made solely to eligible holders pursuant to the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated March 21, 2016 (the “Offering Memorandum and Consent Solicitation Statement”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”) that, collectively, contain a more complete description of the terms and conditions of the Exchange Offers and Consent Solicitations.

The New Newell Brands Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Newell Brands has agreed to use commercially reasonable efforts to file an exchange offer registration statement to register the New Newell Brands Notes for a new issue of substantially identical debt securities registered under the Securities Act. Newell Brands has also agreed to use commercially reasonable efforts to file a shelf registration statement to cover resales of the New Newell Brands Notes under certain circumstances. The New Newell Brands Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

D.F. King & Co., Inc. was the information agent for the Exchange Offers and Consent Solicitations and can be contacted at (877) 842-1616 (U.S. toll free), (212) 269-5550 (banks and brokers), +44 20 7920-9700 (in London), +852 3953-7230 (in Hong Kong) or newell@dfking.com. Goldman, Sachs & Co. was the dealer manager for the Exchange Offers and Consent Solicitations. Additional information concerning the Exchange Offers and Consent Solicitations may be obtained by contacting Goldman, Sachs & Co., at (800) 828-3182 (U.S. toll free), (212) 357-0215 (collect) or +44 20 7774-9862 (in London).

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Irwin®, Lenox®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. Driven by a sharp focus on the consumer, leading investment in innovation and brands, and a performance-driven culture, Newell Brands helps consumers achieve more where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Certain statements in this press release, including statements regarding the timing of and expectations with respect to the settlement of the exchange offers in connection with the Existing Jarden Notes are forward-looking statements that involve a number of risks and uncertainties that could cause actual events or results to differ materially from those described in this release. Factors that could cause actual results to differ include, but are not limited to, market conditions; the settlement of the exchange offers with respect to the Existing Jarden Notes; changes in our credit ratings; changes in our cash requirements, financial position or industry conditions that affect our ability or willingness to consummate the above-described transactions on the terms described above or at all; our continued access to credit markets on favorable terms; and other risks such as our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to realize the expected benefits, synergies and financial results from our recently acquired businesses, including Jarden; our inability to obtain domestic and foreign regulatory approvals required to complete the planned divestitures; failure to satisfy a condition to closing of the planned divestitures; our ability to complete the planned divestitures; our ability to maintain our investment grade debt ratings; difficulties integrating our business with Jarden; and those factors listed in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

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Source: Newell Brands Inc.

Investors:

Nancy O’Donnell, 770-418-7723

Vice President, Investor Relations

nancy.odonnell@newellco.com

or

Media:

Racquel White, 770-418-7643

Vice President, Global Communications

racquel.white@newellco.com